Exhibit 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of Lumera Corporation ("Lumera", the "Company", or "we", "us" or "our") should be read together with our consolidated financial statements and related notes that are included elsewhere in this report on Form 8-K.  This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in Item 1A. “Risk Factors” or in other parts of the annual report on Form 10-K.  We assume no obligation to update the forward-looking statements or such risk factors.

Overview

We were established in 2000 to develop proprietary polymer materials and products based on these materials. We had previously developed products for two primary markets: bioscience and electro-optics. We are currently developing products for electro-optics applications only. We designs and synthesizes polymer materials at the molecular level. Our goal is to optimize the electrical, optical and surface properties of these materials. We use these materials to improve the design, performance and functionality of products for use in optical communications devices and systems. We believe we have developed a proprietary intellectual property position based on a combination of patents, licenses and trade secrets relating to the design and characterization of polymer materials, methods of polymer synthesis and production of polymers in commercial quantities, as well as device design, characterization, fabrication, testing and packaging technology.

From our inception through December 31, 2003, we were considered to be in the development stage concentrating primarily on the development of our technology and potential products. Products for wireless networking and biochip applications became available for customer evaluation in early 2004; therefore, we were considered to have exited the development stage in 2004. To date, substantially all of our revenues have come from contracts to develop custom-made electro-optic materials and devices for government agencies. As we transition to a product-based company, we expect to record both revenue and expense from product sales, and to incur increased costs for sales and marketing and to increase general and administrative expense. Accordingly, the financial condition and results of operations reflected in our historical financial statements are not expected to be indicative of our future financial condition and results of operations.

In 2004, we also began the development of our label-free, high throughput detection system and related biochip products aimed primarily at the growing proteomics marketplace. We also continued the development of our polymer modulators, and pending demand for higher bandwidth and speeds from optical communications equipment suppliers, we have been developing other applications for our modulators such as millimeter wave detection and communication systems. We currently have products being evaluated by customers and potential customers in each of our product areas.

Effective July 1, 2007, we contributed substantially all of the assets of our Bioscience segment to a newly formed wholly-owned subsidiary, Plexera Bioscience LLC (“Plexera”). Plexera was formed to further clarify the purpose, business and funding requirements and market opportunities for both Lumera and Plexera.

As discussed below under “Discontinued Operations” Lumera elected to exit the Plexera business, which was previously presented as a separate reportable segment, during the first quarter of 2008 due primarily to its continued losses and inability to raise additional capital to fund such business. In May 2008, the Board of Directors approved a plan to sell or otherwise liquidate the Plexera assets and intellectual property. As such, the results of operations for all historical periods for Plexera in the accompanying consolidated financial statements are presented as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), Accounting for the Impairment or Disposal of Long-Lived Assets. The assets and liabilities of Plexera have been segregated in the accompanying consolidated balance sheet and classified as assets held for sale and current liabilities of disposal group held for sale.

Results of Operations

Revenue. Substantially all of our revenue since inception has been generated from cost plus fixed fee development contracts with several United States government agencies or with government contractors. Our projects have primarily been to develop specialized electro-optic polymer materials and devices.

The following table summarizes the various contract awards we have received since their inception and the related revenue recognized:

	Wideband polymer modulator		Polymer-based linear modulator		Electrooptic organic polymer		Polymer-based milimeter wave detection		Polymers w/exc high Electro-optic coefficients		Other
	Award	Revenue	Award	Revenue	Award	Revenue	Award	Revenue	Award	Revenue	Award	Revenue

2001	$1,623,000	$821,000
2002	1,031,000	885,000			$149,000	$61,000
2003	950,000	1,118,000	$497,000	$95,000	400,000	488,000					$24,000	$24,000
2004	1,114,000	780,000		192,000
2005	1,000,000	1,161,000		210,000			$411,000	$41,000			21,000	21,000
2006	50,000	1,003,000						370,000	$3,400,000	$1,782,000
2007	1,150,000	1,029,000								1,618,000
	$6,918,000	$6,797,000	$497,000	$497,000	$549,000	$549,000	$411,000	$411,000	$3,400,000	$3,400,000	$45,000	$45,000

Backlog on our governmental contracts totaled $121,000 at December 31, 2007. Our revenue from government contracting has fluctuated year to year and we expect that future periods could also fluctuate significantly due to delays in funding, the status of particular programs or the timing of performance under specific agreements.

We also generate revenue through sales of our products to research institutes - both private and in universities, original equipment manufacturers (“OEMs”), drug discovery and/or diagnostic companies, industry partners and through development contracts. We expect that future revenue from U.S. government contracts will decrease as a percentage of revenue and that product revenue from the sale of commercial products will increase both on a dollar basis and as a percentage of revenue in future years. Revenue from product shipments was less than 10% of total revenues for all years.

  Cost of Revenue. Historically, cost of revenue has consisted primarily of the direct and allocated indirect costs of performing on development contracts. Direct costs include labor, materials and other costs incurred directly in performing specific projects. Indirect costs include labor and other costs associated with our research and product development efforts and building our technical capabilities and capacity. The cost of revenue can fluctuate substantially from period to period depending on the level of both the direct costs incurred in the performance of projects and the level of indirect costs incurred. The cost of revenue as a percentage of revenue can fluctuate significantly from period to period depending on the contract mix, the cost of future planned products and the level of direct and indirect cost incurred.

Cost of product revenue includes direct labor and material costs and allocated indirect costs.  We currently utilize our research and development facilities to manufacture our products until demand for these products justify separate manufacturing facilities. Indirect cost is allocated to the cost of product revenues based upon direct labor required during the manufacturing process, but only to the extent of product revenue. We record product costs in excess of revenues as research and development costs.

We expect that cost of revenue on a dollar basis will increase in the future as a result of anticipated sales of products, additional development contract work that we expect to perform, and commensurate growth in our personnel and technical capacity required to perform on these contracts.

Research and Development Expense. Research and development expense consists primarily of:

▪	laboratory operations, outsourced development and processing work;

▪	research fees paid to the University of Washington and other educational institutions for contract research;

▪	compensation for employees and contractors engaged in internal research and product development activities;

▪	increase our product development staff to define, qualify and develop products we commercialize;

▪	costs incurred in acquiring and maintaining licenses; and

▪	related operating expenses.

A significant portion of our research and development expense through June 2005 related to cash payments and a grant of common stock pursuant to our Sponsored Research Agreement with the University of Washington (the “UW”). We have ongoing minimum royalty obligations required by a technology licensing agreement with the UW totaling $75,000 annually until we elect to cancel the license. We are currently funding researchers at the UW and other institutions to conduct ongoing research activities on a project basis.

We expect to continue to incur substantial research and development expense to develop commercial products using polymer materials technology. These expenses could increase as a result of continued development and commercialization of our polymer materials technology, including subcontracting work to potential development and manufacturing partners, expanding and equipping in-house laboratories, acquiring rights to additional technologies, hiring additional technical and support personnel and pursuing other potential business opportunities.

Marketing, General and Administrative Expense. Marketing, general and administrative expense consists primarily of compensation and support costs for management and administrative staff, and for other general and administrative costs, including accounting and legal fees, consulting fees and other operating expenses. It also consists of costs associated with corporate awareness campaigns such as web site development and participation at trade shows, corporate communications initiatives and efforts with potential customers and joint venture partners to identify and evaluate product applications in which our technology could be integrated or otherwise used.

We expect marketing, general and administrative expense to increase in 2008 and beyond as we:

▪	increase our sales and marketing staff to define, qualify, develop and market products that we commercialize;

▪	increase our sales staff to begin and develop customer relationships and sell our products in various geographies and marketplaces; and

▪	increase the level of corporate and administrative activity.

Interest Income. Interest income consists of earnings from investment securities. Dividend and interest income are recognized when earned. Realized gains and losses would be included in other income.

Income Taxes. In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company adopted the accounting provisions of FIN 48 in January 2007.

Historically, our tax provision for financial statement purposes and the actual tax returns have been prepared using consistent methodologies. There were no material unrecognized tax benefits as of January 1, 2007. At December 31, 2007, we had federal net operating loss (“NOL”) of approximately $23.7 million which will begin to expire in 2018 through 2027 and research and development (“R&D”) credit carryforwards of $1.6 million that begin to expire in 2019 through 2027 unless previously utilized. We have provided a 100% valuation allowance as of December 31, 2007 because realization of such tax benefits is uncertain. Due to our NOL carryforwards, any future adjustments to the unrecognized tax benefit will have no impact on our effective tax rate due to the valuation allowance which fully offsets all tax benefits. For the year ended December 31, 2007, there were no unrecognized tax benefits recorded. We do not expect the unrecognized tax benefit to change significantly during the next twelve months. Any interest and penalties incurred on the settlement of outstanding tax positions would be recorded as a component of interest expense. We had no accrued interest or penalties at the date of adoption as of and for the year ended December 31, 2007.

We file our tax returns as prescribed by the tax laws of the jurisdictions in which we operate. Our federal and state tax returns for the years 2000 through 2007 are subject to examination.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, contract losses, bad debts, stock-based compensation, income taxes, investments and contingencies and litigation. We base our estimates on historical experience, terms of existing contracts, information provided by our current and prospective customers and strategic partners, information available from other outside sources, and on various other assumptions management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following accounting policies require our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We recognize revenue as work progresses on long-term, cost plus fixed fee and fixed price contracts using the percentage-of-completion method, which relies on estimates of total expected contract revenue and costs. We use this revenue recognition methodology because we can make reasonably dependable estimates of the revenue and costs. Recognized revenues are subject to revisions as the contracts progress to completion and actual revenue and cost become certain. Revisions in revenue estimates are reflected in the period in which the facts that give rise to the revisions become known. Revenue from product shipments is recognized in accordance with Staff Accounting Bulletin No. 104 “Revenue Recognition”. Revenue is recognized when there is sufficient evidence of an arrangement, the selling price is fixed or determinable and collection is reasonably assured. Revenue for product shipments is recognized upon acceptance of the product by the customer or expiration of the contractual acceptance period, after which there are no rights of return. Provisions are made for warranties at the time revenue is recorded. Warranty expense and the associated liability recorded was not material for any periods presented.

Contract Estimates

We estimate contract costs based on the experience of our professional researchers, the experience we have obtained in our internal research efforts, and our performance on previous contracts. We believe this allows us to reasonably estimate the tasks required and the contract costs; however, there are uncertainties in estimating these costs, such as the ability to identify precisely the underlying technical issues hindering development of the technology; the ability to predict all the technical factors that may affect successful completion of the proposed tasks; and the ability to retain researchers having enough experience to complete the proposed tasks in a timely manner. Should actual costs differ materially from our estimates, we may have to adjust the timing and amount of revenue we recognize. To date, we have mitigated the risk of failing to perform under these contracts by negotiating best efforts provisions, which do not obligate us to complete contract deliverables.

Stock-based Compensation

We adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123(R), Share-Based Payment, (“FAS 123R”) effective January 1, 2006 and have applied the provisions of Staff Accounting Bulletin No. 107 (“SAB 107”) issued by the SEC in March 2005. Prior to January 1, 2006, we accounted for stock-based employee compensation arrangements on the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees and related amendments and interpretations and we accounted for equity instruments issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards (“FAS”) No. 123, Accounting for Stock Based Compensation and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for a Convertible Instrument Granted or Issued to a Nonemployee for Goods or Services or a Combination of Goods or Services and Cash . We also complied with the disclosure provisions of FAS No. 123 which required fair value recognition for employee stock-based compensation.

We adopted FAS 123R using the modified prospective transition method. Under that transition method, compensation cost recognized in 2007 and 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of FAS 123, and compensation cost for all share-based payments granted or modified subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS 123R.

We elected to continue using the accelerated method of expense recognition pursuant to FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (“FIN 28”) as we used previously under the disclosure-only provisions of SFAS 123. Previously measured but unrecognized compensation expense for all unvested options outstanding as of January 1, 2006 and share-based payments granted subsequent to January 1, 2006, compensation expense, both based on the fair value on the date of grant, will be recognized on an accelerated basis over the requisite service period. Going forward, stock compensation expenses may increase as we issue additional equity-based awards to continue to attract and retain key employees.

We issue incentive awards to our employees through stock-based compensation consisting of stock options and restricted stock units (“RSU’s”). The value of RSU’s is determined using the fair value method. We continue to use the Black-Scholes option pricing model in determining the fair value of stock options, employing the following key assumptions. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We do not anticipate declaring dividends in the foreseeable future. The expected option term is based on the vesting terms of the respective options and a contractual life of ten years using the simplified method calculation as defined by SAB 107. Expected volatility is determined by blending the annualized daily historical volatility of our stock price commensurate with the expected life of the option with volatility measures used by comparable peer companies. Our stock price volatility and option lives involve management’s best estimates at that time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

FAS 123R also requires that we recognize compensation expense for only the portion of options or stock units that are expected to vest; therefore, we apply estimated forfeiture rates that are derived from historical employee termination behavior. If the actual number of forfeitures differs from those we estimated, additional adjustments to compensation expense may be required in future periods. We may modify the method in which we issue incentive awards to our employees through stock-based compensation in future periods. The impact of forfeitures on previously recognized compensation expense for unvested options at January 1, 2006, was immaterial; therefore, we did not record a cumulative effect adjustment related to the change in accounting principle.

Comparison of Years ended December 31, 2007 and December 31, 2006

	Year Ended
	December 31,		Percentage
	2007	2006	Change
Revenue	$2,774,000	$3,237,000	-14%
Cost of revenue	1,506,000	1,805,000	-17%
Research and development expense	3,366,000	3,543,000	-5%
Marketing, general and administrative expense	9,242,000	6,465,000	43%
Interest income	1,094,000	841,000	30%
Loss from Discontinued Operations	5,710,000	4,383,000	30%

Revenue . Revenue decreased by $463,000 to $2,774,000 for the year ended December 31, 2007 from $3,237,000 for the year ended December 31, 2006. Revenue on government contracts, which totaled $2,647,000 in 2007, decreased by $508,000 over 2006 due primarily to the completion of a millimeter wave detection contract in 2006 combined with lower revenues associated with our initial DARPA award which we completed early in the fourth quarter of 2007. Product sales revenue totaled $127,000 in 2007, up $45,000 from 2006 due primarily to an increase in sales of electro-optic materials and devices. Our contract revenue backlog totaled $121,000 at December 31, 2007.

Cost of Revenue. Cost of revenue decreased by $299,000 to $1,506,000 for the year ended December 31, 2007 from $1,805,000 for the year ended December 31, 2006. Cost of contract revenue, which totaled $1,453,000, in 2007 decreased by $332,000 over 2006 due primarily to a decrease in labor costs and related overhead allocation associated with the lower overall levels of government contract activities during 2007.

Research and Development Expense. Research and development expense decreased $177,000 to $3,366,000 for the year ended December 31, 2007, from $3,543,000 for the year ended December 31, 2006. Compensation costs, including bonus expense, associated with higher levels of non-contract related research efforts and additional research personnel, which totaled $1,597,000 in 2007, increased by $269,000 over 2006. Non-cash compensation increased by $77,000 in 2007 to $282,000, compared to $205,000 in 2006 due primarily to the number of stock-based compensation awards granted during the year. Labor related overhead costs reclassified to the cost of government contracts totaled $1,028,000 in 2007 or $180,000 less than in 2006 due primarily to a decrease in the level of government contracting activities in 2007. License and royalty fees increased by $58,000, to $138,000 in 2007 due primarily to a one time fee to license technology from the UW. Professional fees decreased by $630,000, to $684,000 in 2007 due to a decrease in costs associated with external millimeter wave communication product development efforts. Depreciation expense decreased by $130,000 in 2007 to $360,000 as our fixed asset base is becoming more fully depreciated.

Marketing, General and Administrative Expense. Marketing, general and administrative expense increased by $2,777,000 to $9,242,000 for the year ended December 31, 2007 from $6,465,000 for the year ended December 31, 2006. Professional fees, mostly associated with accounting, legal and strategic business consulting expense, increased by $1,728,000 to $3,033,000 in 2007 compared to $1,306,000 in 2006. Compensation costs, including bonus expense, associated with additional marketing and finance personnel increased by $778,000 to $3,256,000 in 2007 compared to $2,478,000 in 2006. Non-cash compensation expense increased in 2007 by $176,000, to $1,522,000 compared to $1,346,000 in 2006 due to an increase in stock-based compensation awards granted during the year; additionally, included is the increase in stock option modification expense of $103,000 recorded during the year, as a result of the departure of an executive employee. Depreciation expense increased by $173,000 in 2007 compared to 2006 to $444,000 due to additional leasehold improvements to our current space made later in the year in 2006. General and administrative expenses, including facilities, travel, and insurance costs, decreased by $84,000 to $981,000 in 2007.

Interest Income. Interest income increased $253,000 to $1,094,000 for the year ended December 31, 2007 from $841,000 for the year ended December 31, 2006 due primarily to higher levels of investments following the completion of our November 2006 financing.

Loss from Discontinued Operations. In accordance with SFAS No. 144, the disposal of Plexera’s assets constitute a component of the entity and have been accounted for as discontinued operations and accordingly, the assets and liabilities have been segregated in the accompanying consolidated balance sheet and classified as assets held for sale and current liabilities of disposal group held for sale. The results of operations directly attributed to Plexera’s operations that have been reclassified from continuing operations to discontinued operations for all periods presented as follows:

	Year Ended
	December 31,		Percentage
	2007	2006	Change
Revenue	$-	$119,000	-100%
Cost of revenue	-	(106,000)	-100%
Research and development expense	(3,908,000)	(3,191,000)	22%
Marketing, general and administrative expense	(1,802,000)	(1,205,000)	50%
Loss from Discontinued Operations	$(5,710,000)	$(4,383,000)	30%

The loss from discontinued operations increased by $1,327,000 to $5,710,000 for the year ended December 31, 2007, from $4,383,000 for the year ended December 31, 2006. Plexera had no product sales in 2007 causing a decline in the gross margin contribution of $13,000 for the year ended December 31, 2007 from 2006. Research and development expense increased by $717,000 to $3,908,000 for the year ended December 31, 2007, from $3,191,000 for the year ended December 31, 2006 primarily due to higher compensation costs, including bonus expense, associated with additional research and product development personnel which increased $538,000 in 2007, higher professional fees related to external product development which increased $229,000 in 2007, higher non-cash compensation costs associated with increased stock-based compensation awards in 2007 which increased by $160,000, lower materials and supplies costs related to building fewer beta devices in 2007 which declined $338,000 and lower general and administrative costs, including travel and facilities expense which declined by $36,000 in 2007. Marketing, general and administrative expenses increased by $597,000 to $1,802,000 for the year ended December 31, 2007, from $1,205,000 for the year ended December 31, 2006 primarily due to higher compensation costs, including bonus expense, associated with additional sales and marketing personnel and executive management which increased $255,000 in 2007, higher professional fees primarily related to business development consulting which increased $187,000 in 2007 and higher non-cash compensation costs associated with increased stock-based compensation awards in 2007 which increased by $119,000. General and administrative costs, including travel and facilities expense, increased by $33,000 in 2007 resulting from higher levels of business activity.

Comparison of Years ended December 31, 2006 and December 31, 2005

	Year Ended
	December 31,		Percentage
	2006	2005	Change
Revenue	$3,237,000	$1,500,000	116%
Cost of revenue	1,805,000	913,000	98%
Research and development expense	3,543,000	4,373,000	-19%
Marketing, general and administrative expense	6,465,000	4,732,000	37%
Interest income	841,000	655,000	28%
Loss from Discontinued Operations	4,383,000	2,590,000	69%

Revenue. Revenue increased by $1,737,000 to $3,237,000 for the year ended December 31, 2006 from $1,500,000 for the year ended December 31, 2005. Revenue on government contracts, which totaled $3,155,000 in 2006, increased by $1,722,000 over 2005 due primarily to our recently awarded DARPA contract. Product sales revenue totaled $82,000 in 2006, up $15,000 from $67,000 in 2005 due primarily to additional sales of electro-optic materials and devices. Our contract revenue backlog totaled $1,672,000 at December 31, 2006.

Cost of Revenue. Cost of revenue increased by $892,000 to $1,805,000 for the year ended December 31, 2006 from $913,000 for the year ended December 31, 2005. Cost of contract revenue, which totaled $1,785,000, in 2006 increased by $899,000 over 2005 due primarily to higher labor costs and related overhead allocation associated with higher levels of government contract activities during 2006.

Research and Development Expense. Research and development expense decreased $830,000 to $3,543,000 for the year ended December 31, 2006, from $4,373,000 for the year ended December 31, 2005. Product development costs, including professional fees and materials and equipment costs, which totaled $1,852,000 in 2006, increased by $145,000 over 2005 due primarily to an increase in product development consulting. Compensation costs, including bonus expense, decreased by $163,000 in 2006 to $1,328,000 from $1,491,000 in 2005 due primarily to higher levels of government contract activities. Facilities and general and administrative expenses increased by $132,000 to $795,000 in 2006 due primarily to increased facilities costs to accommodate growth. Non-cash compensation increased by $153,000 in 2006 to $205,000 due primarily to the adoption of FAS 123R. Labor related overhead costs reclassified to the cost of government contracts totaled $1,207,000 in 2006 or $621,000 more than in 2005 due to a higher level of government contracting activities. Expenses associated with our various agreements with the University of Washington (UW) decreased by approximately $606,000 in 2006 due primarily to the cessation of payments under our Sponsored Research Agreement with the UW which ended during 2005. Depreciation expense decreased by $478,000 in 2006 as our fixed asset base is becoming more fully depreciated.

Marketing, General and Administrative Expense. Marketing, general and administrative expense increased $1,733,000 to $6,465,000 for the year ended December 31, 2006 from $4,732,000 for the year ended December 31, 2005. Non-cash compensation expense increased in 2006 by $973,000 due to the adoption of FAS 123R. Compensation costs, including bonus expense, associated with additional marketing and finance personnel and our business segment realignment increased by $436,000 to $2,478,000 in 2006, compared to $2,042,000 in 2005. General and administrative expenses, including professional fees, depreciation, travel and insurance costs, increased by $191,000 in 2006 to $2,405,000 and facilities expense increased by $134,000 due to our facilities expansion.

Interest Income. Interest income increased $186,000 to $841,000 for the year ended December 31, 2006 from $655,000 in 2005 due primarily to increased investment returns in 2006 and to higher levels of investments following the completion of our November 2006 financing.

Loss from Discontinued Operations. In accordance with SFAS No. 144, the disposal of Plexera’s assets constitute a component of the entity and have been accounted for as discontinued operations and accordingly, the assets and liabilities have been segregated in the accompanying consolidated balance sheet and classified as assets held for sale and current liabilities of disposal group held for sale. The results of operations directly attributed to Plexera’s operations that have been reclassified from continuing operations to discontinued operations for all periods presented as follows:

	December 31,		Percentage
	2006	2005	Change
Revenue	$119,000	$9,000	1222%
Cost of revenue	(106,000)	(9,000)	1078%
Research and development expense	(3,191,000)	(2,167,000)	47%
Marketing, general and administrative expense	(1,205,000)	(423,000)	185%
Loss from Discontinued Operations	$(4,383,000)	$(2,590,000)	69%

The loss from discontinued operations increased by $1,793,000 to $4,383,000 for the year ended December 31, 2006, from $2,590,000 for the year ended December 31, 2005. Revenues from the sale of beta ProteomicProcessors in 2006, less the cost of revenue, increased by $13,000 over 2005. Research and development expense increased by $1,024,000 to $3,191,000 for the year ended December 31, 2006, from $2,167,000 for the year ended December 31, 2005 primarily due to higher compensation costs, including bonus expense, associated with additional research and product development personnel which increased $316,000 in 2006, higher professional fees related to external product development which increased $517,000 in 2006, higher non-cash compensation costs associated with increased stock-based compensation awards in 2006 which increased by $119,000, higher materials and supplies costs related to building beta devices in 2006 which increased $407,000 and lower license and royalty expense declined by $230,000 in 2006 related to the Sensium license. Overhead costs reclassified to the cost of product revenue increased by $87,000 in 2006 due to the sale of beta ProteomicProcessors. Marketing, general and administrative expenses increased by $782,000 to $1,205,000 for the year ended December 31, 2006, from $423,000 for the year ended December 31, 2005 primarily due to higher compensation costs, including bonus expense, associated with additional sales and marketing personnel and executive management which increased $511,000 in 2006, professional fees decreased $199,000 in 2006 primarily related to less outsourcing for business development activities, higher non-cash compensation costs associated with increased stock-based compensation awards in 2006 which increased by $61,000 and higher general and administrative costs, including travel and facilities expense which increased by $407,000 in 2006 as we formally organized the business unit.

Segment Revenues and Operating Loss

During March 2006, we changed the organizational structure of our business to focus on primary markets, creating two distinct segments: electro-optics and bioscience. Revenue and operating loss amounts in this section are presented on a basis consistent with accounting principles generally accepted in the United States of America and include certain allocations attributable to each segment. Segment information in Note 11 - Segment Information in the Financial Statements is presented on a basis consistent with our internal management reporting and in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information. Periods prior to March 2006 have been revised to reflect our best estimates of segment activity as if they had been in existence during the comparative periods and are being restated to reflect our internal organization changes to conform to the current period presentation.

Effective July 1, 2007, we contributed substantially all of the assets of our Bioscience segment to a newly formed wholly-owned subsidiary, Plexera Bioscience. Plexera was formed to further clarify the purpose, business and funding requirements and market opportunities for both Lumera and Plexera. In the first quarter of 2008, we elected to exit our bioscience business. The results of operations directly attributable to Plexera’s operations have been reclassified from continuing operations to discontinued operations for all periods presented.

Revenue and operating loss amounts in this section are presented on a basis consistent with accounting principles generally accepted in the United States of America and include certain allocations attributable to each segment. Segment information in the financial statements is presented on a basis consistent with our internal management reporting. Certain corporate level expenses have been excluded from our segment operating results and are analyzed separately.

Comparison of the Years ended December 31, 2007 and December 31, 2006:

	For the Years Ended
	December 31,
	2007	2006
Revenue
Electro-optics Segment	$2,774,000	$3,237,000
Total	$2,774,000	$3,237,000

Discontinued Operations	$-	$119,000

Operating Loss
Electro-optics Segment	$(3,597,000)	$(3,097,000)
Corporate Expense	(7,743,000)	(5,479,000)
Total Loss from Continuing Operations	$(11,340,000)	$(8,576,000)

Loss from Discontinued Operations	$(5,710,000)	$(4,383,000)

Electro-Optics Segment

Revenue. Revenue decreased by $463,000 to $2,774,000 for the year ended December 31, 2007 from $3,237,000 for the year ended December 31, 2006. Revenue on government contracts, which totaled $2,647,000 for the year ended December 31, 2007, decreased by $508,000 compared to the year ended December 31, 2006 due primarily to the completion of a millimeter wave detection contract in 2006 combined with lower revenues from previously awarded contracts. Product revenue, which totaled $127,000 in 2007, was constituted by sales of research quantities of polymer materials and modulator chips and devices. Backlog on our governmental contracts totaled $121,000 at December 31, 2007.

Operating Loss. Our Electro-Optics segment operating loss increased by $500,000 to $3,597,000 for the year ended December 31, 2007, from $3,097,000 for the year ended December 31, 2006. Gross profit decreased by $163,000 in 2007 due primarily to decreased government contract revenues during the year. Compensation costs, including bonus expense, increased by $639,000 to $2,267,000 in 2007 from $1,628,000 in 2006, due primarily to higher levels of non-contract related research efforts and an increase in headcount associated with additional research personnel. Labor related overhead costs applied to the cost of government contracts were $180,000 lower in 2007 due to the decrease in government contract activity for the year, leading to an increase in research and development expense. Non-cash share-based compensation expense, increased to $398,000 in 2007, an increase of $134,000 from 2006 due primarily to an increase in stock-based compensation awards granted. Licensing and royalty fees, primarily associated with our UW agreements, increased by $58,000 to $138,000 in 2007 from $80,000 in 2006. Product development costs, including professional fees and general administrative expenses, decreased by $674,000 in 2007 to $3,090,000 from $3,764,000 in 2006 due primarily to a decrease in expenses associated with subcontractors in the current year.

Corporate Expenses

Corporate expenses. Certain corporate expenses are not allocated to our segments, primarily consisting of executive management and human resources, investor relations, legal, finance, information technology, purchasing and other general corporate activities.

Total corporate expenses increased by $2,264,000 to $7,743,000 for the year ended December 31, 2007, from $5,479,000 for the year ended December 31, 2006. Professional fees, mostly associated with consulting, accounting, and legal expenses, increased by $1,725,000 to $2,616,000 in 2007 compared to 2006. Compensation costs, including bonus expense, increased by $408,000, to $2,585,000 due primarily to contractual severance expense related to the departure of an executive employee during the year ended December 31, 2007, compared to 2006. Depreciation expense, mostly associated with leasehold improvements to our current space made in the last half of 2006, increased by $173,000 to $444,000 for the year ended December 31, 2007. Non-cash compensation expense increased by $119,000 to $1,406,000, during 2007, compared to $1,287,000 in 2006, due primarily to stock option modification expense of $103,000 related to the departure of an executive employee during the year combined with an increase in the number of stock-based compensation awards granted in 2007. General and administrative expenses, including travel and facilities expenses, decreased by $166,000 in 2007.

Discontinued Operations

Loss from Discontinued Operations. In accordance with SFAS No. 144, the disposal of Plexera’s assets constitute a component of the entity and have been accounted for as discontinued operations. The operating results relating to these assets held for sale are segregated and reported as discontinued operations in the accompanying consolidated statements of operations.

The loss from discontinued operations increased by $1,327,000 to $5,710,000 for the year ended December 31, 2007, from $4,383,000 for the year ended December 31, 2006. Plexera had no product sales in 2007 causing a decline in the gross margin contribution of $13,000 for the year ended December 31, 2007 from 2006. Research and development expense increased by $717,000 to $3,908,000 for the year ended December 31, 2007, from $3,191,000 for the year ended December 31, 2006 primarily due to higher compensation costs, including bonus expense, associated with additional research and product development personnel which increased $538,000 in 2007, higher professional fees related to external product development which increased $229,000 in 2007, higher non-cash compensation costs associated with increased stock-based compensation awards in 2007 which increased by $160,000, lower materials and supplies costs related to building fewer beta devices in 2007 which declined $338,000 and lower general and administrative costs, including travel and facilities expense which declined by $36,000 in 2007. Marketing, general and administrative expenses increased by $597,000 to $1,802,000 for the year ended December 31, 2007, from $1,205,000 for the year ended December 31, 2006 primarily due to higher compensation costs, including bonus expense, associated with additional sales and marketing personnel and executive management which increased $255,000 in 2007, higher professional fees primarily related to business development consulting which increased $187,000 in 2007 and higher non-cash compensation costs associated with increased stock-based compensation awards in 2007 which increased by $119,000. General and administrative costs, including travel and facilities expense, increased by $33,000 in 2007 resulting from higher levels of business activity.

Comparison of the Years ended December 31, 2006 and December 31, 2005:

	For the Years Ended December 31,
	2006	2005
Revenue
Electro-optics Segment	$3,237,000	$1,500,000
Total	$3,237,000	$1,500,000

Discontinued Operations	$119,000	$9,000

Operating Loss
Electro-optics Segment	$(3,097,000)	$(4,254,000)
Corporate Expense	(5,479,000)	(4,264,000)
Total Loss from Continuing Operations	$(8,576,000)	$(8,518,000)

Loss from Discontinued Operations	$(4,383,000)	$(2,590,000)

Electro-Optics Segment

Revenue. Revenue increased by $1,737,000 to $3,237,000 for the year ended December 31, 2006 from $1,500,000 for the year ended December 31, 2005. Aggregate revenue on governmental contracts, which totaled $3,155,000 in 2006, increased by $1,722,000 over 2005 primarily due to our recently awarded DARPA contract. Product revenue, which totaled $82,000 and $67,000 in 2006 and 2005, respectively, was constituted by sales of research quantities of polymer materials and modulator chips and devices. Backlog on our governmental contracts totaled $1,672,000 at December 31, 2006.

Operating Loss. Our Electro-Optics segment operating loss decreased by $1,156,000 to $3,097,000 for the year ended December 31, 2006, from $4,254,000 for the year ended December 31, 2005. Gross profit increased by $845,000 in 2006 due primarily to higher levels of government contract revenues during the year. Expenses associated with our various agreements with the UW decreased by $606,000 for the year ended December 31, 2006 as our sponsored research agreement with the UW ended on June 2005. Product development costs, including professional fees and general administrative expenses, increased by $528,000 in 2006 compared to 2005. Compensation costs, including bonus expense, decreased by $14,000, and non-cash share-based compensation costs increased by $175,000 due to our adoption of FAS 123R, all during the year ended December 31, 2006. Depreciation decreased by $478,000 in 2006 as our asset base is becoming more fully depreciated. Labor related overhead costs applied to the cost of government contracts was $621,000 higher in 2006, compared to 2005, leading to a decline in research and development expense.

Corporate Expenses

Corporate expenses. Certain corporate expenses are not allocated to our segments, primarily consisting of executive management and human resources, investor relations, legal, finance, information technology, purchasing and other general corporate activities.

Total corporate expenses increased by $1,215,000 to $5,479,000 for the year ended December 31, 2006, from $4,264,000 in 2005. Non-cash stock based compensation costs increased by $950,000 for the year ended December 31, 2006 due to our adoption of FAS 123R in 2006. Compensation costs, including bonus expense, increased by $286,000 due to an increase in headcount for the year ended December 31, 2006 from the prior year comparative period. Professional fees decreased $65,000 for the year ended December 31, 2006 due primarily to lower legal fees and audit fees. General administrative fees including facilities, depreciation and insurance increased $43,000 for the year ended December 31, 2006 from the year ended December 31, 2005.

Discontinued Operations

Loss from Discontinued Operations. In accordance with SFAS No. 144, the disposal of Plexera’s assets constitute a component of the entity and have been accounted for as discontinued operations. The operating results relating to these assets held for sale are segregated and reported as discontinued operations in the accompanying consolidated statements of operations.

The loss from discontinued operations increased by $1,793,000 to $4,383,000 for the year ended December 31, 2006, from $2,590,000 for the year ended December 31, 2005. Revenues from the sale of beta ProteomicProcessors in 2006, less the cost of revenue, increased by $13,000 over 2005. Research and development expense increased by $1,024,000 to $3,191,000 for the year ended December 31, 2006, from $2,167,000 for the year ended December 31, 2005 primarily due to higher compensation costs, including bonus expense, associated with additional research and product development personnel which increased $316,000 in 2006, higher professional fees related to external product development which increased $517,000 in 2006, higher non-cash compensation costs associated with increased stock-based compensation awards in 2006 which increased by $119,000, higher materials and supplies costs related to building beta devices in 2006 which increased $407,000 and lower license and royalty expense declined by $230,000 in 2006 related to the Sensium license. Marketing, general and administrative expenses increased by $782,000 to $1,205,000 for the year ended December 31, 2006, from $423,000 for the year ended December 31, 2005 primarily due to higher compensation costs, including bonus expense, associated with additional sales and marketing personnel and executive management which increased $511,000 in 2006, professional fees decreased $199,000 in 2006 primarily related to less outsourcing for business development activities, higher non-cash compensation costs associated with increased stock-based compensation awards in 2006 which increased by $61,000 and higher general and administrative costs, including travel and facilities expense which increased by $407,000 in 2006 as we formally organized the business unit.

Liquidity and Capital Resources

We have funded our operations to date primarily through the sale of common stock and convertible preferred stock and, to a lesser extent, through revenues from development contracts and sales of products. Our accumulated deficit, which represents the cumulative net loss since our inception, totaled $76.8 million at December 31, 2007.

We had $14.6 million in cash and cash equivalents and investment securities at December 31, 2007, all of which are classified as short term with maturities less than 12 months beyond the balance sheet date.

Operating Activities.  We used $11.3 million, $9.6 million, and $8.2 million in cash and cash equivalents to fund operating activities during the years ended December 31, 2007, 2006 and 2005, respectively.

Net cash used to fund operating activities increased by $1.7 million to $11.3 million for the twelve months ended December 31, 2007, from $9.6 million in the prior year period. We used $2.8 million in cash to fund our Electro-Optics segment activities during 2007, an increase of $500,000 primarily due to lower government contract revenues in the current period. We used $5.1 million in cash to fund our discontinued Bioscience segment during 2007, an increase of $1.1 million over the prior year period, primarily due to higher costs associated with product development activities and additional headcount related compensation expenses. We used $3.4 million in cash to fund corporate activities during 2007, a net increase of $200,000; increased cash operating expenses, which were approximately $2 million higher in the current year, were mostly offset by increased accounts payable and accrued liabilities.

Net cash used to fund operating activities increased by $1.4 million to $9.6 million for the twelve months ended December 31, 2006, from $8.2 million in the prior year period. We used $4.0 million in cash to fund our discontinued Bioscience segment during 2006, an increase of $1.6 million over the prior year period, primarily due to higher costs associated with product development activities and additional headcount related compensation expenses. We used $2.3 million in cash to fund our Electro-Optics segment activities during 2006, a decrease of $851,000 primarily due to higher government contract revenues in the current period. We used $3.2 million in cash to fund corporate activities during 2006, an increase of $575,000 primarily due to changes in working capital accounts and additional headcount related compensation expenses.

Investing Activities.  Investing activities provided cash totaling $7.9 million in 2007, used cash totaling $1.8 million in 2006 and provided cash totaling $9.1 million in 2005. During 2007 we funded our operating activities primarily with cash from investment maturities. Purchases of investment securities following our November 2006 financing more than offset cash provided for operating losses and capital expenditures in 2007 and 2006. During 2006 we funded our operating activities primarily with cash from investment maturities. The cash provided in 2005 was primarily due to the sale of investment securities, net of reinvestments.

Historically, capital expenditures have been used to make leasehold improvements to leased office space and to purchase production equipment, computer hardware and software, laboratory equipment and furniture and fixtures to support our growth. We invested $772,000 in leasehold improvements, laboratory equipment and furniture and fixtures in 2007.

Financing Activities.  Financing activities provided cash totaling $17.0 million in 2006, and $437,000 in 2005. In November 2006, we completed the sale of 2,825,000 shares of our common stock, receiving approximately $15.7 million in cash, net of financing costs. We received cash from the exercise of stock options totaling $1,000 in 2007, $1.3 million in 2006 and $437,000 in 2005, issuing 482,236 shares of common stock during 2006 and 201,686 shares of common stock during 2005 in connection with such stock option exercises.

Forward-looking Statements.  Our future capital requirements will depend on numerous factors, including: the progress of our research and development efforts; the rate at which we can, directly or through arrangements with original equipment manufacturers, introduce and sell products incorporating our polymer materials technology; the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; market acceptance of our products and competing technological developments; and our ability to establish cooperative development, joint venture and licensing arrangements.

Our cash used in operations may increase during 2008, compared to 2007, and beyond as a result of:

▪	increased spending on marketing activities as our products are introduced into our target markets;
▪	the development of strategic relationships with systems and equipment manufacturers;
▪	the addition of sales, marketing, technical and other staff to sell products, meet production needs and continue with future development efforts;
▪	increased production spending as our products are accepted and sold;
▪	purchases of additional laboratory and production equipment; and
▪	increased general and administrative activities related to our operations as a public company and related corporate compliance requirements.

Our business does not presently generate the cash needed to finance our current and anticipated operations. We believe that cash and investments held for sale, along with revenues from our existing contractual relationships, will be sufficient to fund our operations into the second quarter of 2009 (See Item 1A - Risk Factors). We may seek additional funding through draw downs under our CEFF arrangement with Kingsbridge, public or private financings, including equity financings, and through other arrangements, including collaborative arrangements. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing stockholders may be reduced, and these securities may have rights superior to those of our common stock.

Additional Information Subsequent to December 31, 2007. On March 27, 2008, Lumera Corporation and GigOptix, LLC (“GigOptix”) announced that they have signed a definitive agreement to merge the two companies. The Merger Agreement has been unanimously approved by the boards of directors of Lumera and GigOptix. Upon completion of the merger, which is subject to the terms and conditions of the Merger Agreement and which shall be treated as a tax free reorganization, existing securities holders of Lumera and GigOptix will each own approximately 50% of the outstanding securities, including options and warrants, of GigOptix, Inc.; common shares will trade on the NASDAQ Global Market under the ticker symbol “GIGX”.

Consummation of the merger, which requires the approval of the Lumera stockholders, is subject, among other things, to the effectiveness of the Form S-4 registering GigOptix, Inc.’s common stock issued to Lumera stockholders in the Lumera Merger and the listing of said stock on a NASDAQ exchange. The Merger Agreement contains customary representations, warranties and covenants of Lumera and GigOptix, including, among others, covenants (i) to conduct their respective businesses in the ordinary course during the interim period between the execution of the Merger Agreement and consummation of the Merger and (ii) not to engage in certain kinds of transactions during such period. As a condition of closing, Lumera must have net working capital of at least $6 million, subject to diminution of $10,000 per day that the closing occurs after June 30, 2008. The Company has an additional financial advisory fee commitment totaling $750,000 due only upon completion of the merger.

On July 16, 2008, we sold 4 million shares of our common stock and warrants to purchase an additional 2 million shares through a registered direct offering, for net proceeds of approximately $2.8 million, after deducting offering fees and expenses. The shares and warrants were offered pursuant to the Company's effective shelf registration statement that was previously filed on Form S-3 with the Securities and Exchange Commission. We intend to use the net proceeds from this offering for general corporate purposes and to meet minimum working capital requirements under the conditions of the previously announced proposed merger with GigOptix. For each share of common stock purchased in the offering, the investor was also issued warrants to purchase 0.50 shares of common stock for a combined issue price of $0.76 per unit, before deducting offering fees and expenses. The shares of common stock and warrants are immediately separable and were issued separately. The warrants have an exercise price of $0.76 per share, subject to adjustment, have a five-year term, and are not exercisable prior to six months after issuance.

Our business does not presently generate the cash needed to finance our current and anticipated operations. We expect that the $5.7 million in cash and cash equivalents as of June 30, 2008, the $2.8 million from the July 2008 sale of common shares and revenues from our existing contractual relationships, will be sufficient to fund our continuing operations through at least 2009. We expect that subsequent to receipt of proceeds from our July 2008 stock offering that we will meet the minimum net working capital requirements required by our proposed merger, and accordingly do not have plans to raise additional capital through the proposed merger closing.

We expect that our cash used in operations will increase in 2008 as we incur additional merger related expenses related to our proposed merger with GigOptix LLC. If the merger is not completed as planned, we our expect marketing, general and administrative expenses to increase in 2009 and beyond as we increase our product development and sales and marketing staff to qualify, develop and define market products that we commercialize and to increase the level of corporate and administrative activity, including increases associated with our operation as a public company.

Contractual Obligations. The following table lists our contractual obligations as of December 31, 2007:

	2008	2009	2010	2011	2012	There-after
Contractual Obligations:
Building Lease	$514,000	$530,000	$547,000	$138,000	$-	$-
Operating leases	18,000	7,000	-	-	-	-
Total †	$532,000	$537,000	$547,000	$138,000	$-	$-

† Royalty and license obligations are excluded from the contractual commitments table as they are cancelable at our discretion.

Off-Balance Sheet Arrangements. We do not use off-balance-sheet arrangements with unconsolidated entities or related parties, nor do we use other forms of off-balance-sheet arrangements such as special purpose entities and research and development arrangements. Accordingly, our liquidity and capital resources are not subject to off-balance-sheet risks from unconsolidated entities.

Recent Accounting Pronouncements

In September of 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under the Statement, fair value measurements are disclosed by level within that hierarchy. While the Statement does not add any new fair value measurements, it does change current practice. Changes to practice include a requirement for an entity to include its own credit standing in the measurement of its liabilities and to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. The Statement is effective January 1, 2008 and is to be applied prospectively. In February 2008, the FASB issued Staff Positions No. 157-1 and No. 157-2 which partially defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and liabilities and remove certain leasing transactions from its scope. We are currently evaluating the impact that SFAS No. 157 will have on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement “No. 115.”  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.  SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  We do not expect our adoption of this new standard to have a material impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)") which replaces FAS No.141, Business Combinations. FAS 141(R) retains the underlying concepts of FAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but FAS 141(R) changed the method of applying the acquisition method in a number of significant aspects.   FAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies.  FAS 141(R) amends FAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of FAS 141(R) would also apply the provisions of FAS 141(R).  Early adoption is not allowed. We are currently evaluating the effects, if any, that FAS 141(R) may have on our financial position, results of operations or cash flows.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”), which allows, under certain circumstances, the continued application of the simplified method, as discussed in SAB 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment. We believe we fit the criteria set forth in SAB 110 and will continue to use the simplified method defined in SAB 107 for periods subsequent to December 31, 2007.